FEDERAL HOME LOAN BANK OF NEW YORK

CODE OF BUSINESS CONDUCT AND ETHICS

As of August 3, 2007

A. Introduction

The purpose of this Code of Business Conduct and Ethics (“Code”) of the Federal Home Loan Bank of New York (the “Bank”) is to provide a policy regarding standards for the conduct of the business of the Bank and its employees and Directors. While it is not practical to write guidelines covering all situations, this Code sets forth policy in several basic areas that commonly require the exercise of sound judgment by individuals who are employed by, or who are Directors of, the Bank.

Except as may be otherwise indicated in the text, this Code applies to all employees and Directors of the Bank. In addition, Section C 15 also applies to the members of the Bank’s Affordable Housing Advisory Council.

B. Accountability and Compliance

1.	Adhering to sound ethical standards is the responsibility of every employee and Director of the Bank. In this regard, you are responsible for acquiring sufficient knowledge of the standards in this Code, as well as other policies of the Bank, to recognize potential ethical issues applicable to your duties, and for appropriately seeking advice regarding those issues.

2.	If you have any questions or concerns about any provision of the Code, it is advisable to ask ahead of time, rather than after a problem arises. As such, anyone may contact either of the Bank’s Ethics Officers, who are the Director of Human Resources and the Chief Audit Officer, with any questions or concerns that he or she may have. From time to time, the Director of Human Resources and/or Chief Audit Officer may consult with the Bank’s General Counsel regarding such questions and concerns.

3.	You must disclose all violations or potential violations of the Code and any illegal or potentially illegal activity through one of the methods described in Part E of this Code under the heading “Reporting Code Violations or Illegal Conduct.”

C. Standards

1.	Maintain Honest and Ethical Conduct; Avoid Conflicts of Interest.

The maintenance of very high standards of honesty, integrity, impartiality, and ethical conduct by employees and Directors of the Bank is essential to assure the proper performance of the Bank’s business and the maintenance of confidence in the Bank by its members and the public.

The avoidance of misconduct and conflicts of interest through use of informed judgment is indispensable to the maintenance of these standards. Often, simply the appearance of substandard conduct, either individually or collectively, can be just as damaging to the Bank’s reputation as actual substandard conduct. It is incumbent upon you to view your own actions and intentions objectively in order to assure that a reasonable observer would not have grounds to believe that any irregularity in conduct exists.

2.	Maintain Confidentiality.

The Bank, as an entity that provides extensions of credit, is privy to a variety of confidential, nonpublic information regarding member institutions and housing associates of the Bank and the Federal Home Loan Bank System (collectively, “member institutions”), as well as confidential, nonpublic information regarding the Bank (including information about the Bank’s Directors and employees, and their immediate family members). The proper use of this information is to help make sound business decisions regarding member institutions and the Bank, and to provide efficient, knowledgeable service. Therefore, you must maintain the confidentiality of the information entrusted to you by the Bank or a member institution, except when disclosure is legally mandated. Specifically:

a. In no instance should you use confidential, nonpublic information concerning the Bank or any member institution acquired through your work or service at the Bank for your own personal benefit or for the benefit of anyone else (including a member institution with which a Director is affiliated).

b. In no case should confidential, nonpublic information be transmitted to persons outside the Bank, including immediate family members or business associates (as those terms are specifically defined in Section I of the Code), except to the Bank’s regulator and the Bank’s external auditors, or as may be required by law (e.g., as a result of a subpoena, etc.).

c. In no case should confidential, nonpublic information be transmitted to other employees of the Bank, unless the recipient employee has a valid business reason for receiving the confidential information.

3.	Receipt of Loans from the Bank is Prohibited.

Neither you nor any immediate family member may accept any loans or extensions of credit from the Bank.

4.	Receipt of Improper Personal Benefits is Prohibited.

a.	You may not receive improper personal benefits, and, as such:

(i)	You may not solicit or accept, directly or indirectly, any gifts, gratuities, favors, entertainment, loans, or any other thing of substantial monetary value (“substantial gifts”) where you have reason to believe that the substantial gift is given in order to influence your actions as an employee or Director of the Bank, or where the acceptance of such gift could give the appearance of influencing your actions. “Substantial gifts” include: (i) gifts of more than token value; (ii) entertainment or hospitality, the cost of which is in excess of what is considered reasonable, customary, and accepted business practices; or (iii) any other items or services for which you pay less than market value.

In order to help ensure compliance with the foregoing rule, you are prohibited from receiving gifts with an aggregate fair market value of $200 or more in any one calendar year from any one person or entity who has, or is seeking to obtain, contractual or other business or financial relations with the Bank, regardless of the intent behind the gift.

You are also required to discourage immediate family members from accepting any substantial gift where you have reason to believe that the gift is given in order to influence your actions as an employee or Director of the Bank, or where acceptance of such gift could give the appearance of influencing your actions. If an immediate family member receives such a gift (even though discouraged from doing so), then you need to consider whether an actual or apparent conflict of interest has arisen.

(ii)	You may not benefit personally from opportunities that you discover through the use of the Bank’s property, information or position.

(iii)	You may not use your official position for personal gain.

(iv)	You may not receive any salary or anything of monetary value from a private source as compensation for services rendered in the course of your employment with, or service as a Director of, the Bank.

b.	The foregoing standards do not prohibit any activity that is necessary to, or compatible with, your duties and responsibilities. These activities include:

(i) Activities in which the circumstances make it clear that it is in fact family or personal relationships (such as those between you and your parent, spouse or civil union partner, or children), rather than the business interests of the persons concerned, that are the motivating factors behind the activity.

(ii) The acceptance of food, refreshments and accompanying entertainment in the ordinary course of a breakfast, luncheon or dinner meeting or other function when you are properly in attendance on behalf of the Bank.

(iii) The acceptance of bona fide reimbursement for actual expenses for travel to fulfill a speaking engagement on behalf of the Bank for which no Bank payment or reimbursement is or will be made.

(iv) The acceptance of unsolicited advertising or promotional material, such as pens, pencils, note pads or calendars.

5.	Relationships With Member Institutions and Other Entities With Whom the Bank Does Business That Create or Appear To Create a Conflict of Interest Are Restricted.

a.	Except as specifically provided below, employees may not have a financial interest (as that term is defined in Section I of the Code below) in a member institution, nor engage in a financial transaction with a member institution (including the purchase and/or sale of any equity or debt security issued by a member institution), nor have a continuing financial relationship with a member institution. The purchase of financial interests, engaging in financial transactions, and entering into continuing financial relationships with member institutions by immediate family members after the employee begins employment with the Bank are also prohibited. (For purposes of this section C. 5. of the Code, “member institution” shall include a holding company of the member institution.)

b.	Notwithstanding the foregoing, the following are generally acceptable under this Code. However, even though the following might be permissible, employees must always be sensitive to taking any actions that could be construed as a conflict of interest.

i.	A financial interest in a member institution that arises solely through ownership of shares or other investment units of one or more diversified investment mutual funds or indexed funds that have invested in the member institution, so long as the employee has not contributed to the investment decisions of the fund, or the acquisition or disposition of such shares or investment units, so long as the terms of such acquisition or disposition transaction are no more favorable than would be available in like circumstances to persons who are not employees of the Bank.

ii.	A financial interest that was acquired through (A) former employment with a member institution, (B) a change in the work status of an immediate family member that occurred after the commencement of employment by the employee, (C) the death of another person after the commencement of employment or (D) a change in marital status (or, where applicable, civil union status) after the commencement of employment, or the disposition of a financial interest so acquired, so long as the terms of such disposition transaction are no more favorable than would be available in like circumstances to persons who are not employees of the Bank.

iii.	A financial interest in a member institution that arises as the result of a conversion of a mutual institution to a stock institution, provided that such interest was obtained only because of being an account or policy holder in the institution, or the disposition of a financial interest so acquired, so long as the terms of such disposition transaction are no more favorable than would be available in like circumstances to persons who are not employees of the Bank.

iv.	A financial interest in a member institution that arises as the result of a corporate transaction (such as a merger, acquisition or reorganization), provided that such financial interest was obtained as a result of having a prior financial interest in a party to such corporate transaction other than the member institution (as a result of having a prior financial interest otherwise permitted under this Code), or the disposition of a financial interest so acquired, so long as the terms of such disposition transaction are no more favorable than would be available in like circumstances to persons who are not employees of the Bank.

v.	A loan or extension of credit (e.g., a mortgage), or a checking or savings account, that was entered into or established in the ordinary, normal course of business, so long as the terms are no more favorable than would be available in like circumstances to persons who are not employees of the Bank.

c.	Employees (and immediate family members) may not have a financial interest in any entity with whom the Bank does business (including, but not limited to, financial counterparties other than member institutions such as non-agency securitizers, brokers and insurers that provide services to the Bank, other vendors who provide goods and/or services to the Bank, etc.) that (i) conflicts, or appears to conflict, with the employee’s duties and responsibilities to the Bank; or (ii) is the sole result of, or primarily relies upon, information obtained through employment with the Bank. Employees who do have a financial interest of any kind in such entity (either directly, or indirectly through an immediate family member) may not participate in any Bank decision affecting the entity that could result in the entity being treated more favorably than other similarly-situated entities; in addition, such employees must always be sensitive to taking any actions that could be construed as a conflict of interest.

d.	The Bank, in its discretion, may require employees from time to time to provide reports to the Director of Human Resources regarding the foregoing matters.

e.	Appointed Directors must comply with the Finance Board’s regulations regarding financial interests held by such Directors. A copy of such regulations is included as Appendix 1. Questions regarding this particular rule should be directed to the Finance Board.

f.	Each Director shall disclose to the Board of Directors (“Board”) and to the Bank any financial interests he or she has, as well as any financial interests known to the Director of any immediate family member or business associate of the Director, in any matter to be considered by the Board and in any other matter in which another person or entity does, or proposes to do, business with the Bank. A Director shall fully disclose the nature of his or her interest in the matter and shall provide to the Board any information requested to aid in the Board’s consideration of the Director’s interest. A Director shall refrain from considering or voting on any issue in which the Director, any immediate family member, or any business associate has a financial interest. However, notwithstanding the foregoing, it is not a conflict of interest for an elected Director (of whom all are either directors or officers of member institutions) to vote on a matter that will not uniquely or disproportionately affect the member institution that employs the elected Director.

6.	Avoid Outside Activities Incompatible with Employment or Position.

a.	Employees may not engage in outside employment or other outside activities that are incompatible with the full-time proper discharge of the duties and responsibilities of their employment. Incompatible activities include (but are not limited to):

(i) Outside employment that tends to impair one’s capacity to perform the duties and responsibilities of his or her position at the Bank in an acceptable manner.

(ii) Activities or other employment in competition with the Bank’s products or services.

b.	Appointed Directors may not serve as officers of any Federal Home Loan Bank, or as officers or Directors of any member of the Bank.

7. Protect Corporate Assets and Use Them Properly.

You must responsibly use and maintain effective control over all Bank assets and resources employed by or entrusted to you. All Bank assets and resources must be used for legitimate business purposes. However, the Bank may allow personal use of the Bank’s communications and Internet resources in accordance with limits established by management.

8. Engage in Fair Dealings.

a.	You must perform your duties fairly and impartially and without discrimination in favor or against any member institution.

b.	You must deal fairly with the Bank’s customers, suppliers, competitors and other employees. You may not take advantage of anyone through manipulation, coercion, concealment, abuse of privileged information, misrepresentation or omission of material facts or any other unfair dealing practice.

9.	Help Ensure Full, Fair, Accurate, Timely and Understandable Public Disclosures.

In the course of fulfilling your responsibilities, you should take whatever steps are needed to help ensure that the Bank makes full, fair, accurate, timely and understandable disclosures in all of its public communications.

10.	Improper Influence on Conduct of Audits and Examinations is Prohibited.

You must cooperate in any audit, investigation or examination conducted by the Bank’s internal or external auditors or in-house or outside counsel or by the Bank’s regulators. You may not take any action to fraudulently influence, coerce, manipulate or mislead any internal or external auditor, in-house or outside counsel or regulator (including, but not limited to, any independent public or certified public accountant) engaged in the performance of any audit, investigation or examination (including, but not limited to, audits of the financial statements of the Bank).

11.	Do Not Destroy, Alter or Falsify Records.

When you become aware that documents or records of any type may be required in connection with an audit, bankruptcy, lawsuit or government investigation, you must preserve all possibly relevant documents. You may not knowingly alter, destroy, mutilate, conceal, cover up, falsify or make a false entry in any record or document with the intent to impede, obstruct or influence the investigation or litigation.

12.	Do Not Break the Law.

In addition to adhering the standards of conduct in this Code, you must comply with all applicable laws, rules and regulations, including insider trading laws as described in the following section.

13.	Do Not Engage in Insider Trading.

The Bank’s business may require you from time to time to deal with information of a highly confidential nature pertaining to the business of member institutions, their customers and clients. You are hereby cautioned that the misuse of material nonpublic or proprietary information (i.e., any use of that information for other than the Bank’s necessary purposes) may potentially violate Federal and state securities laws and other legal and regulatory requirements. Therefore:

a.	Restrictions on Trading in Securities Issued by Other Companies. You may not engage in transactions in securities (including debt and equity securities) issued by a member institution (including its parent holding company) or any other company, when in the possession of material information about the issuer that has not been made public, which information came to you through your relationship with the Bank. Information is generally regarded as material if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to purchase, sell or hold a security. It includes information that, if publicly disclosed, is reasonably likely to affect the market value of a security. In most cases, information concerning the following events should be presumed to be “material:”

(1)	Increases or decreases in dividends.

(2)	Declarations of stock splits and stock dividends.

(3)	Changes in previously disclosed financial information.

(4)	Financial forecasts, especially estimates of earnings.

(5)	Mergers, acquisitions or takeovers.

(6)	Proposed issuances of new securities.

(7)	Significant changes in operations.

(8)	Significant new products to be introduced.

(9)	Extraordinary borrowings.

(10)	Major litigation.

(11)	Financial liquidity problems.

(12)	Significant changes in management.

(13)	The purchase or sale of substantial assets.

(14)	Changes in auditors.

Information is nonpublic unless and until it has been broadly disseminated or made widely available to the general public through either (i) an official press release carried over a major news service, or (ii) a public filing (e.g., a Form 8-K) made with a regulatory agency such as the U.S. Securities and Exchange Commission. When in doubt, the information involved should be presumed to be both material and not to have been disclosed to the public. The Ethics Officers may be contacted with any questions you may have about this.

b.	Nondisclosure of Material, Nonpublic Information. You may not disclose (“tip”) material, nonpublic information concerning the issuer of securities (whether the issuer is a member institution or otherwise), which information was obtained through your relationship with the Bank, to another person who may subsequently use that information to his or her profit (including to avoid a loss). To reduce the chances of inadvertent tipping of material nonpublic information, such information should not be discussed with anyone except Bank employees or Directors who have a valid business reason for receiving such information (i.e., who have a “need to know” the information in order to serve the business purposes of the Bank). Such information should be regarded as particularly sensitive, confidential information and the Bank’s policies for safeguarding such information should be strictly observed.

c.	Compliance. The Bank reserves the right to require you to provide copies of personal brokerage documents to the Director of Human Resources in order to monitor compliance with this section.

14.	Rules Regarding Director Election Activity Must Be Followed.

a. Employees may not:

(i) communicate in any manner that they (or any Director, attorney, employee or agent of the Bank or of the Finance Board), directly or indirectly, support the nomination or election of a particular individual for an elective directorship on the Bank’s Board of Directors; or

(ii) Take any other action to influence votes for a directorship.

b. No Director may:

(i) communicate in any manner that a Director, officer, attorney, employee, or agent of            the Finance Board or of the Bank, directly or indirectly, supports the nomination or election of a particular individual for an elective directorship; or

(ii) take any other action to influence votes for a directorship.

c.	Notwithstanding the foregoing, an incumbent Bank Director acting in his or her personal capacity may support the nomination or election of any individual for an elective directorship, provided that no Bank Director shall purport to represent the views of the Bank, the Finance Board, any other Director, or any officer, attorney, employee, or agent of the Bank or of the Finance Board concerning the nomination or election of a particular individual for an elective directorship.

15.	Avoid Conflicts of Interest with Respect to the Affordable Housing Program.

In decisions involving the Affordable Housing Program (“AHP”), you must place the interest of the Bank above your own and above the interest of any other person and any other entity in which you may serve as an employee or Director or in which you have a financial interest. This particular section of the Code applies to employees and Directors of the Bank, and also to the members of the Bank’s Affordable Housing Advisory Council, as well as to their immediate family members. Therefore:

a.	You may not participate in or attempt to influence decisions by the Bank regarding the evaluation, approval, funding, monitoring or any remedial process concerning a project that is the subject of a pending or approved Bank AHP application or modification thereof if you or your immediate family member:

(1)	have/has a financial interest in the project, or

(2)	are/is a director or employee of an organization involved in the project.

b.	If you are a member of the Bank’s Affordable Housing Advisory Council, you may not participate in or attempt to influence decisions by the Bank regarding the approval for a project that is the subject of a pending or approved Bank AHP application or modification thereof if you or your immediate family member:

(1)	have/has a financial interest in the project, or

(2)	are/is a director or employee of an organization involved in the project.

c.	During a discussion at a Board of Directors or Affordable Housing Advisory Council meeting of any project in which you or your immediate family member has a financial interest or is involved with in the ways specified, you must disclose the relationship at the beginning of the discussion, refrain from discussing the project and abstain from voting on any action taken regarding such project.

d.	Employees are not prohibited from obtaining First Home Club services offered by members as long as such participation would not cause, or appear to cause, a conflict of interest.

e.	Violations of this section must be reported to the Chief Audit Officer for appropriate remedial action. If you have any questions about any potential conflicts of interest, you should contact the Chief Audit Officer.

16.	General Rules Applicable to Directors Regarding Disclosures of Conflicts.

a.	The Board has responsibility for overseeing the management of the Bank’s activities. Directors must exercise reasonable care when guiding the Bank’s affairs and must consider the Bank’s interest before their own. As such, each Director shall disclose all actual or apparent conflicts of interest to the Board. The Board shall determine whether an actual conflict exists after receiving full disclosure. Such deliberations shall occur outside the affected Director’s hearing. If an actual conflict is found to exist, the Director shall be recused from all further considerations relating to that matter. Each Director shall also ensure that any responses to information pertaining to Directors which are required by Finance Board regulations are filed in a timely manner.

b.	All issues regarding conflicts of interests involving Directors shall be handled either by the Board, or, at the Board’s discretion, by the Board’s Corporate Governance Committee. The Bank’s Ethics Officers, the Office of the Corporate Secretary, and the Legal Department shall work with the Board or the Corporate Governance Committee, as the case may be, to (a) help address conflicts when they arise; (b) help ensure that all reports required to be filed by individual Directors pursuant to Finance Board regulations are filed; (c) help ensure that conflicts are disclosed and resolved in accordance with the Code; and (d) monitor compliance with these provisions.

D. Disciplinary Action

If the standards set forth in this Code are violated, you may be subject to disciplinary action, up to and including discharge from employment or removal from the Board of Directors.

E. Reporting Code or Potential Code Violations or Illegal or Potentially Illegal Conduct

1.	In General

If you believe or become aware that (i) any violation or potential violation of this Code has occurred, or (ii) any illegal or potentially illegal activity has been engaged in by any other employee, Director or third party acting on behalf of the Bank, you must promptly report the violation or potential violation, or illegal or potentially illegal activity, by:

a.	For accounting, internal accounting controls, Affordable Housing Program and auditing matters:

(1)	Contacting the Chief Audit Officer, who will coordinate the review with the Audit Committee of the Board of Directors; or

(2)	Using the Bank’s toll-free reporting hotline (866-292-2075) or reporting web site (www.ethicspoint.com).

b.	For all other matters:

(1)	Contacting the Director of Human Resources, who will coordinate the review with the Bank’s General Counsel and, when appropriate, with the Compensation and Human Resources Committee of the Board of Directors; or

(2)	Using the Bank’s toll-free reporting hotline (866-292-2075) or reporting web site (www.ethicspoint.com).

2.	It is Your Responsibility to Report Illegal or Potentially Illegal Acts.

Illegal acts or improper conduct may subject the Bank to severe civil and criminal penalties. However, in many cases, if the Bank discovers and reports illegal acts to the appropriate governmental authorities, the Bank may possibly be subject to lesser penalties.

Failing to report any violation or potential violation of the Code or illegal or potentially illegal activity to those responsible for investigating such activities is a violation of the Code. If you have a question about whether particular acts or conduct may potentially violate the Code or be illegal, you should contact one of the Bank’s Ethics Officers.

3.	What Your Reports Should Include.

If you report a violation or potential violation of the Code or illegal or potentially illegal activity, you are encouraged to provide as much specific information as possible, including information about names, dates and places; a description of the events that took place; and your perception of why the incident(s) may constitute a violation of the Code or illegal or potentially illegal activity. You may also forward complaints on an anonymous basis by utilizing the Bank’s toll-free reporting hotline or reporting web site.

4.	Statement Regarding Treatment of Complaints Regarding Affordable Housing Program, Accounting and Auditing Matters.

a.	Upon receipt of a complaint, the Chief Audit Officer will determine whether the complaint pertains to Affordable Housing Program, accounting and auditing matters. Complaints relating to accounting and auditing matters will be reviewed under Audit Committee direction and oversight by the Chief Audit Officer or such other persons as the Audit Committee determines to be appropriate.

b.	Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

c.	The Chief Audit Officer will maintain a log of all complaints, tracking their receipt, investigation and resolution and will prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with the Bank’s document retention policy.

5.	Confidentiality.

Reports of violations or potential violations of this Code, any illegal or potentially illegal act or any other misconduct, harassment or discrimination will be kept confidential to the fullest extent possible consistent with the Bank’s need to conduct an adequate review and with applicable law. You are urged to keep all information regarding any internal investigation confidential and should understand that they are expected to fully cooperate with any such investigation.

6.	Non-Retaliation Policy.

The Bank is committed to promoting ethical business practices and achieving compliance with all applicable laws and regulations (including securities laws and regulations), accounting standards and controls and audit practices. Therefore, the Bank will not discharge, demote, suspend, threaten, harass or in any manner discriminate or retaliate against any employee or Director with regard to the terms and conditions of employment based upon any lawful actions of such person with respect to good faith reporting of, or cooperation with the investigation of, illegal or potentially illegal acts or violations or potential violations of this Code, including any reports regarding accounting and auditing matters.

F.	Administration of the Code

1. The Director of Human Resources will be responsible for conducting a yearly review of the Code. The Compensation and Human Resources Committee, with input from the Audit and Corporate Governance Committees, shall then make recommendations for any changes to the Code as a result of this review to the Board of Directors.

2. The Ethics Officers, together with the General Counsel, shall be responsible for providing annual training regarding the Code to the employees and Directors of the Bank.

G.	Waivers of the Code

A request for a waiver of any provision of this Code must be made whenever there is a reasonable likelihood that a contemplated action will violate the Code. All requests for waivers should be made in writing to the Board, who may refer the matter to the Corporate Governance Committee of the Board for evaluation. Any waiver of any provision of this Code must be approved by the Board and will be subject to public disclosure in accordance with the rules of the Securities and Exchange Commission applicable to the Bank.

H.	Acknowledgement Form

After reading this Code, you are required to complete the attached Acknowledgement Form and forward the executed Form to the designated recipient of the Form.

Human Resources will ensure that the employment files of all current employees contain a signed acknowledgment that such employees have reviewed, and agree to abide by, the Code. Such acknowledgments will be updated at least yearly. The Corporate Secretary will maintain similar documentation for Bank directors.

I.	Definitions

For purposes of this Code:

a. “Business associate” means any individual or entity with whom a Director has a business relationship, including, but not limited to:

(i)	Any corporation or organization of which the Director is an officer or partner, or in which the Director beneficially owns ten percent or more of any class of equity security, including subordinated debt;

(ii)	Any other partner, officer, or beneficial owner of ten percent or more of any class of equity security, including subordinated debt, of any such corporation or organization; and

(iii)	Any trust or other estate in which a Director has a substantial beneficial interest or as to which the Director serves as trustee or in a similar fiduciary capacity.

b. “Finance Board” means the Federal Housing Finance Board or any successor agency charged with safety and soundness oversight of the Bank.

c. “Financial interest” means a direct or indirect financial interest in any activity, transaction, property, or relationship that involves receiving or providing something of monetary value, and includes, but is not limited to, any right, contractual or otherwise, to the payment of money, whether contingent or fixed.

d. “Immediate family member” means parent, sibling, spouse, civil union partner, child or dependent, or any other relative that shares a residence with you.

Appendix 1

Finance Board Regulations Regarding Financial Interests of Appointed Directors (from 12
CFR 915.10(e))

(e) Financial interests. Except as otherwise provided in this section, an appointive director may not: own any debt or equity securities issued by, or have any other financial interest in, a member of the Bank on whose board the director serves; serve as an officer or director of any member of the Bank on whose board the director serves; or serve as an officer of any Bank. An appointive director or appointive director candidate must disclose all financial interests to the Finance Board.

(1) Investment vehicles. An appointive director’s investment in a legally recognized entity that owns debt or equity securities issued by a member is not deemed to be shares or other financial interests in a member if the appointive director neither controls the entity nor plays any role in the purchase or sale of the securities owned by the entity.

(2) Investment accounts. Debt or equity securities an appointive director owns through an account managed by an investment adviser registered under the Investment Advisers Act of 1940 (15 U.S.C. 80b-1 et seq.), for which the director pays a fee for advisory services and with respect to which the director has given the investment adviser complete investment discretion to buy and sell all securities in the account, are not deemed to be shares or other financial interests in a member if the director is not affiliated with the investment adviser and has no control over the selection of securities acquired for the account.

(3) Holding companies. Debt or equity securities issued by a holding company that controls one or more members of the Bank on whose board an appointive director serves are not deemed to be shares or other financial interest in a member if the assets of all such members constitute less than 35 percent of the assets of the holding company, on a consolidated basis. Service as a director or officer of a holding company that controls one or more members of the Bank on whose board an appointive director serves is not deemed to be service as a director or officer of a member of the Bank if the assets of all such members constitute less than 35 percent of the assets of the holding company, on a consolidated basis.

(4) Loans and deposits. Loans obtained from a member and money placed on deposit with a member are not deemed to be a financial interest in a member if the transactions occur in the normal course of business of the member and are on terms that are no more favorable than those that would be available under like circumstances to members of the public.

(5) Contractual relationships. Any contractual relationship between an appointive director and one or more members of the Bank on whose board the director serves that includes a contractual right to the payment of money, is presumed not to constitute a financial interest in a member if the amount due to the director under such contracts in any calendar year is less than 10 percent of the director’s adjusted gross income for that calendar year. The Finance Board will determine on a case-by-case basis whether a contractual relationship that exceeds the 10 percent threshold constitutes a financial interest in a member.

(6) Attribution. The Finance Board will attribute to the appointive director any debt or equity securities owned by the director’s spouse or minor children and any contractual relationships between a member and the director’s spouse for purposes of determining compliance with this section.

Federal Home Loan Bank of New York
CODE OF BUSINESS CONDUCT AND ETHICS

EMPLOYEE ACKNOWLEDGEMENT FORM

I have read and understand the Code of Business Conduct and Ethics (the “Code”) of the Federal Home Loan Bank of New York (the “Bank”), dated August 3, 2007. I agree to comply fully with the standards contained in the Code which may be applicable to me. I understand that I have an obligation to report, in accordance with Section E of the Code, any violations or potential violations of the Code and/or illegal or potentially illegal behavior and that failure to do so is in violation of the Code. If I have any questions or concerns about any of the information contained within, I will bring them to the attention of the Director of Human Resources or the Chief Audit Officer. I acknowledge that the Code is a statement of standards for business conduct and is not intended to and must not be deemed or construed to provide any rights, contractual or otherwise, to any employee or third party.

Print Name	Signature
Job Title	Date

You must sign this Acknowledgement Form and return it to the Director of Human Resources.

Federal Home Loan Bank of New York
CODE OF BUSINESS CONDUCT AND ETHICS

DIRECTOR ACKNOWLEDGEMENT FORM

I have read and understand the Code of Business Conduct and Ethics (the “Code”) of the Federal Home Loan Bank of New York (the “Bank”), dated August 3, 2007. I agree to comply fully with the standards contained in the Code which may be applicable to me. I understand that I have an obligation to report, in accordance with Section E of the Code, any suspected violations or potential violations of the Code and/or illegal or potentially illegal behavior and that failure to do so is in violation of the Code. In addition, I hereby confirm that I have no conflict of interest matters to disclose at this time. If I have any questions or concerns about any of the information contained within, I will bring them to the attention of the Director of Human Resources or the Chief Audit Officer. I acknowledge that the Code is a statement of standards for business conduct and is not intended to and must not be deemed or construed to provide any rights, contractual or otherwise, to any employee or third party.

Print Name	Signature

Date

You must sign this Acknowledgement Form and return it to the Corporate Secretary of the Bank.

Federal Home Loan Bank of New York
CODE OF BUSINESS CONDUCT AND ETHICS

AFFORDABLE HOUSING ADVISORY COUNCIL MEMBER ACKNOWLEDGEMENT FORM

I have read and understand the Code of Business Conduct and Ethics (the “Code”) of the Federal Home Loan Bank of New York (the “Bank”), dated August 3, 2007. I agree to comply fully with the standards contained in the Code at Section C 15 which may be applicable to me. I understand that I have an obligation to report, in accordance with Section E of the Code, any suspected violations or potential violations of the Code and/or illegal or potentially illegal behavior and that failure to do so is in violation of the Code. In addition, I hereby confirm that I have no conflict of interest matters to disclose at this time. If I have any questions or concerns about any of the information contained within, I will bring them to the attention of the Chief Audit Officer. I acknowledge that the Code is a statement of standards for business conduct and is not intended to and must not be deemed or construed to provide any rights, contractual or otherwise, to any employee or third party.

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You must sign this Acknowledgement Form and return it to the Bank’s Community Investment Officer.